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                                                                    EXHIBIT 9(c)


                                    THE CRM FUNDS
                              FUND ACCOUNTING AGREEMENT

    AGREEMENT made the 29th day of September, 1995, between The CRM Funds (the "Trust"), a business trust organized under the laws of the State of Delaware with its principal place of business at Two Portland Square, Portland, Maine 04101, and Forum Financial Corp. ("FFC"), a corporation organized under the laws of the State of Delaware with its principal place of business at Two Portland Square, Portland, ME 04101.

    WHEREAS, the Trust is registered under the Investment Company Act of 1940, as amended (the "Act"), as an open-end management investment company and may issue its shares of beneficial interest, no par value (the "Shares"), in separate series and classes; and

    WHEREAS, the Trust desires that FFC perform certain fund accounting services for each series of the Trust now existing or that in the future may be created, and for classes that may in the future be created in each of the separate investment portfolios of the Trust as listed on Schedule A hereto, as it may be amended from time to time (each a "Portfolio" and, collectively, the "Portfolios"), and FFC is willing to provide those services on the terms and conditions set forth in this Agreement;

    NOW THEREFORE, for and in consideration of the mutual covenants and agreements contained herein, the Trust and FFC do hereby agree as follows:

    SECTION 1.  SERVICES TO BE PERFORMED

    For each Portfolio, FFC shall perform the services listed in this Section. FFC and the Trust's administrator, Forum Financial Services, Inc. ("Forum"), may from time to time adopt such procedures as they agree upon to implement the terms of this Section.

    (a) BOOKS AND RECORDS. FFC shall prepare and maintain on behalf of the Trust the following books and records of each Portfolio, and each class thereof, pursuant to Rule 31a-1 under the Act (the "Rule"):

         (i) Journals containing an itemized daily record in detail of all purchases and sales of securities, all receipts and disbursements of cash and all other debits and credits, as required by subsection
         (b)(1) of the Rule;

         (ii) Journals and auxiliary ledgers reflecting all asset, liability, reserve, capital, income and expense accounts, as required by subsection (b)(2) of the Rule (but not including the ledgers required by subsection (b)(2)(iv);

         (iii) A record of each brokerage order given by or on behalf of the Trust for, or in connection with, the purchase or sale of securities, and all other portfolio purchases or sales, as required by subsections (b)(5) and (b)(6) of the Rule;

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         (iv)  A record of all options, if any, in which the Trust has any direct or indirect interest or which the Trust has granted or guaranteed and a record of any contractual commitments to purchase, sell, receive or deliver any property as required by subsection (b)(7) of the Rule;

         (v) A monthly trial balance of all ledger accounts (except shareholder accounts) as required by subsection (b)(8) of the Rule; and

         (vi) Other records required by the Rule or any successor rule or pursuant to interpretations thereof to be kept by open-end management investment companies, but limited to these provisions of the Rule applicable to portfolio transactions and as agreed upon between the parties hereto.

    The forgoing books and records shall be prepared and maintained in such form, for such periods and in such locations as may be required by applicable regulation and shall be the property of the Trust. FFC agrees to make such books and records available for inspection by the Trust or by the Securities and Exchange Commission at reasonable times and as otherwise directed by Forum.

    (b)  ACCOUNTING SERVICES.  FFC shall:

         (i) Calculate the net asset value per share with the frequency prescribed in each Portfolio's then-current Prospectus;

         (ii) Calculate dividends and capital gain distributions, if any, as required by the Trust;

         (iii) Calculate the yield, effective yield, tax equivalent yield and total return for each Portfolio, and each class thereof, as applicable, and such other measure of performance as may be agreed upon between the parties hereto;

         (iv) Provide the Trust and such other persons as Forum may direct with the following reports:

              (A)  a current securities position report,

              (B) a summary report of transactions and pending maturities (including the principal, cost, and accrued interest on each portfolio security in maturity date order), and

              (C)  a current cash position and projection report;

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         (v)   Prepare and record, as of each time when the net asset value of a
         Portfolio is calculated or as otherwise directed by Forum, either

              (A) a valuation of the assets in the Portfolio (based upon the use of outside services normally used and contracted for this purpose by FFC in the case of securities for which information and market price or yield quotations are readily available and based upon evaluations conducted in accordance with Forum's instructions in the case of all other assets) or

              (B) a calculation confirming that the market value of the Portfolio's assets does not deviate from the amortized cost value of those assets by more than a specified percentage agreed to from time to time by FFC and Forum;

         (vi) Make such adjustments over such periods as FFC deems necessary to reflect over-accruals or under-accruals of estimated expenses or income; and

         (vii) Obtain necessary information from Forum and the Trust's transfer agent in order to prepare, and prepare, the Trust's Form N-SAR.

    (c)  OTHER SERVICES.  FFC shall:

         (i) Assist the Trust's independent accountants and, upon approval of the Trust or Forum, any regulatory body in any requested review of the Trust's books and records maintained by FFC; and

         (ii) Prepare periodic reports to shareholders and the Securities and Exchange Commission and such other reports as may be agreed to from time to time and provide information typically supplied in the investment company industry to companies that track or report price, performance or other information with respect to investment companies.

    SECTION 2.  COMPENSATION

    (a) FEE. For the services provided by FFC pursuant to this Agreement, the Trust shall pay to FFC a fee with respect to each Portfolio, as calculated in accordance with Schedule B hereto. These fees shall be paid monthly in advance. Fees will begin to accrue for each Portfolio on the latter of the effective date of this Agreement or the date of commencement of operations of the Portfolio.

    (b) REIMBURSEMENT OF EXPENSES. The Trust shall reimburse FFC for all of FFC's reasonable out-of-pocket expenses incurred in the performance of its duties hereunder. The Trust also shall reimburse FFC for all reasonable expenses and employee time attributable to any review of the Trust's accounts and records by the Trust's independent accountants or any regulatory body outside of routine and normal periodic reviews and for all reasonable expenses

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for services in connection with FFC's activities in effecting any termination of this Agreement (except the termination of FFC for cause), including reasonable expenses incurred by FFC to deliver the Trust's property in FFC's possession to the Trust or other persons.

    SECTION 3.  TERM

    This Agreement shall become effective as of the date first above written and shall remain in effect for 12 months. Thereafter, this Agreement shall remain in effect indefinitely. This Agreement may be terminated with respect to any Portfolio, or class thereof, without the payment of any penalty, (i) by a vote of a majority of the Trust's Board of Trustees on 60 days' written notice to FFC or (ii) by FFC on 60 days' written notice to the Trust. For so long as FFC continues to perform any of the services contemplated by this Agreement after termination of this Agreement (as agreed to by the Trust and FFC), the provisions of Sections 2 and 4 hereof shall continue in full force and effect.

    SECTION 4.  STANDARD OF CARE; LIMITATION OF LIABILITY

    (a) FFC shall use its best judgment and efforts in rendering the services described in this Agreement. FFC shall not be liable to the Trust for any action or inaction of FFC in the absence of bad faith, willful misconduct or gross negligence or based upon information, instructions or requests with respect to a Portfolio made to FFC by an officer of the Trust duly authorized. FFC shall not be responsible or liable for any failure or delay in performance of its obligations under this Agreement caused by circumstances beyond its reasonable control.

    (b) The Trust agrees to indemnify and hold harmless FFC, its employees, agents, officers and trustees against and from any and all claims, judgments, losses, charges (including attorneys' fees) and other reasonable expenses arising out of FFC's actions taken or failures to act under the circumstances described in paragraph (a) of this section.

    (c) FFC agrees to indemnify and hold harmless the Trust, its employees, agents, officers and trustees against and from any and all claims, judgments, losses, charges (including attorneys' fees) and other reasonable expenses arising out of FFC's actions taken or failures to act with respect to a Portfolio in cases of FFC's own bad faith, willful misconduct or gross negligence.

    (d) Neither party shall be required to indemnify the other if, prior to confessing any claim against it which may be subject to indemnification, the indemnified party does not give the indemnifying party written notice of, and reasonable opportunity to defend against, the claim.

    SECTION 5.  ASSIGNMENT

    This Agreement and the rights and duties hereunder shall not be assignable by either of the parties hereto except by the specific written consent of the other party. All terms and provisions of this Agreement shall be binding upon, inure to the benefit of and be enforceable by the respective successors and assigns of the parties hereto.

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    SECTION 6.  CONFIDENTIALITY

    FFC agrees to treat all records and other information related to the Trust as proprietary information of the Trust and, on behalf of itself and its employees, to keep confidential all such information, except that FFC may

    (a) prepare or assist in the preparation of periodic reports to shareholders and regulatory bodies such as the Securities and Exchange Commission;

    (b) provide information typically supplied in the investment company industry to companies that track or report price, performance or other information regarding investment companies; and

    (c) release such other information as approved in writing by the Trust, which approval shall not be unreasonably withheld and may not be withheld where FFC may be exposed to civil or criminal contempt proceedings for failure to comply, when requested to divulge such information by duly constituted authorities or when so requested by the Trust.

    SECTION 7.  MISCELLANEOUS

    (a) No provisions of this Agreement may be amended or modified in any manner except by a written agreement properly authorized and executed by both parties hereto.

    (b) If any part, term or provision of this Agreement is held to be illegal, in conflict with any law or otherwise invalid, the remaining portion or portions shall be considered severable and not be affected, and the rights and obligations of the parties shall be construed and enforced as if the Agreement did not contain the particular part, term or provision held to be illegal or invalid.

    (c) Section and Paragraph headings in this Agreement are included for convenience only and are not to be used to construe or interpret this Agreement.

    (d) Notices, requests, instructions and communications received by the parties at their respective principal addresses, or at such other address as a party may have designated in writing, shall be deemed to have been properly given.

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    (e)  This Agreement shall be governed by and shall be construed in accordance with the laws of the State of New York.

    IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed all as of the day and year first above written.


                                            THE CRM FUNDS


                                            /s/ Fred M. Filoon
                                            ------------------------------
                                            Fred M. Filoon
                                              President


                                            FORUM FINANCIAL CORP.


                                            /s/ John Y. Keffer
                                            ------------------------------
                                            John Y. Keffer
                                              President

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                                    THE CRM FUNDS
                              FUND ACCOUNTING AGREEMENT


                                      SCHEDULE A
                               PORTFOLIOS OF THE TRUST


                             The CRM Small Cap Value Fund

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                                    THE CRM FUNDS
                              FUND ACCOUNTING AGREEMENT

                                      SCHEDULE B
                                         FEES

    Standard Fee per Series with one Class                      $36,000/year
         Fee for each additional Class                          $12,000/year

    Plus additional surcharges for each of:
         portfolios with asset levels exceeding:
              $100 million                                       $6,000/year
              $250 million                                       $6,000/year
              $500 million                                       $6,000/year
              $1 billion                                         $6,000/year

         Portfolios requiring international custody,
         or holding futures, options, forward contracts,
         foreign currencies, or other hedge instruments         $12,000/year

         Portfolios with more than 30 international
         positions                                              $12,000/year

         Tax Free Money Market Portfolios                       $12,000/year

         Series with more than 25% of net assets
         invested in asset backed securities                    $12,000/year

         Series with more than  50% of net assets
         invested in asset backed securities                    $12,000/year

         Series with more than 100 security positions           $12,000/year

         Series with a monthly portfolio turnover
         rate of 10% or greater                                 $12,000/year

    Surcharges are paid on a monthly basis, and are determined based upon the total assets or security positions as of the end of the prior month and on the portfolio turnover rate for the prior month. Portfolio turnover rate shall have the meaning ascribed thereto in Securities and Exchange Commission Form N-1A.

    The rates set forth above shall remain fixed through December 31, 1996. On January 1, 1997, and on each successive January 1, the rates shall be adjusted to reflect changes in the Consumer Price Index for the preceding calendar year, as published by the U.S. Department of Labor, Bureau of Labor Statistics.